Exhibit 99.1

Soluna and KULR Technology Group Announce 3.3 MW Hosting Partnership at Project Sophie

Soluna’s first treasury-focused partnership signals a broadening customer base

ALBANY, NY — October, 9, 2025— Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, today announced a new hosting partnership with KULR Technology Group, Inc. (“KULR”) (NYSE American: KULR), a Bitcoin+ treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics.

Under this agreement, Soluna will operate approximately 3.3 MW of Bitcoin mining capacity for KULR at its Project Sophie facility in Kentucky. The excitingpartnership marks the first time Soluna has partnered with a Bitcoin treasury-focused company, expanding the Company’s customer base beyond traditional Bitcoin miners and hyperscalers.

“This partnership represents a new chapter in how we serve the market,” said John Belizaire, CEO of Soluna. “Treasury companies like KULR are increasingly seeking sustainable, high-performance computing infrastructure to diversify their digital asset strategies. We’re proud to pioneer a flexible hosting model that meets this evolving demand.”

The agreement reflects Soluna’s strategy to adapt its renewable-powered hosting model to meet the developing demand profiles of Bitcoin mining and adjacent industries.

“This collaboration supports KULR’s commitment to strategic innovation in digital asset management,” said Michael Mo, CEO of KULR Technology Group. “Partnering with Soluna allows us to engage in Bitcoin mining through a renewable, reliable, and operationally efficient framework.” Mo continued, “This is only the beginning. As KULR expands beyond Bitcoin mining and migrates into Battery Backup Unit (‘BBU’) solutions, Soluna stands out as the ideal partner for future projects focused on sustainable, low-cost AI data center hosting powered by stranded renewable energy.”

As per the BBU Market analysis conducted by Custom Market Insights in July 2025, the global BBU Market is expected to grow from 29.22 Billion USD in 2025 to 43.64 Billion USD by 2034.

The 3.3 MW deployment at Project Sophie is expected to commence operations in Q4 2025, further strengthening Soluna’s leadership in sustainable computing infrastructure.

Under the partnership, KULR will leverage Soluna’s operational and market expertise to purchase, service, and manage all activities associated with its fleet of mining hardware over the life of the contract. Through this new “Bitcoin Mining Lease” structure, Soluna will deliver guaranteed hashrate and uptime targets to KULR on a daily and monthly basis.

We believe as more established companies like KULR explore Bitcoin as part of their treasury strategy, Soluna’s model offers a mutually beneficial pathway to guaranteed hashrate without the operational complexity of mining. This partnership supports KULR’s Bitcoin Treasury Accumulation Strategy, announced earlier this year, in which KULR committed up to 90% of its surplus cash reserves to Bitcoin. Through its new hosting framework, Soluna empowers Bitcoin+ companies such as KULR to tap into the benefits of Bitcoin mining while avoiding the common challenges of market volatility and legacy infrastructure constraints.

Safe Harbor Statement by Soluna

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Other examples of forward-looking statements may include, but are not limited to, statements of the Company’s plans, objectives and deliverables, including with respect to its partnership with KULR. The Company may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties; further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the press release date, and the Company undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The Company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

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YouTube: youtube.com/c/solunacomputing

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Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics. KULR delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

Find KULR: Website | X | Telegram | LinkedIn | Instagram | TikTok | Facebook

Contact

Public Relations

West of Fairfax for Soluna

Soluna@westof.co

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com